Exhibit 23.1

Consent of KPMG LLP

We consent to the incorporation by reference herein of our report dated September 27, 2000, relating to the consolidated balance sheets of The Network Connection, Inc. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and comprehensive income and cash flows for the year ended June 30, 2000, the Transition Period ended June 30, 1999 and the year ended October 31, 1998, incorporated by reference to the Form S-3 Registration Statement and the related Prospectus, and to the reference to our firm under the heading "Experts" therein.

Our report dated September 27, 2000, contains an explanatory paragraph that states that the Company has incurred net losses from operations and has a working capital deficiency and an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                  /s/ KPMG LLP
                                Phoenix, Arizona
                                February 26, 2001